Exhibit 99

          Access Worldwide Reports Second Quarter Financial Results

    BOCA RATON, Fla., Aug. 9 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services company, today reported financial results for the quarter ended June 30, 2004.

    For the Three Months Ended June 30, 2004

    Our revenues remained unchanged at $14.0 million for the three months ended June 30, 2004, compared to $14.0 million for the three months ended June 30, 2003. Revenues for the Pharmaceutical Services ("Pharmaceutical") Segment, which includes our medical education and pharmaceutical marketing businesses, increased $1.0 million, or 15.6%, to $7.4 million for the three months ended June 30, 2004, compared to $6.4 million for the three months ended June 30, 2003. The improvement is primarily attributed to the Company expanding direct-to-consumer ("DTC") programs with existing pharmaceutical clients. Revenues for the Business Services ("Business") Segment, which includes our multilingual communications business, decreased $1.0 million, or 15.2%, to $6.6 million for the three months ended June 30, 2004, compared to $7.6 million for the three months ended June 30, 2003. The decrease was primarily due to reduced hours performed for one of our major clients.

    We reported income from operations of $0.8 million for the quarter ended June 30, 2004, compared to a loss from operations of $0.6 million for the quarter ended June 30, 2003. The improvement was primarily attributed to the increase in Pharmaceutical revenues resulting in improved gross profit margins. We reported net income and diluted earnings per share of $0.4 million and $0.04, respectively, for the quarter ended June 30, 2004, compared to net loss and diluted loss per share of $(0.9) million and $(0.09), respectively, for the second quarter of 2003. Total weighted average diluted shares outstanding for the quarters ended June 30, 2004 and June 30, 2003 were 11,392,684 and 9,740,501, respectively.

    For the Six Months Ended June 30, 2004

    Our revenues increased $0.7 million, or 2.7%, to $26.9 million for the six months ended June 30, 2004, compared to $26.2 million for the six months ended June 30, 2003. Revenues for the Pharmaceutical Segment increased $1.4 million, or 11.5%, to $13.6 million for the six months ended June 30, 2004, compared to $12.2 million for the six months ended June 30, 2003. Revenues for the Business Segment decreased $0.7 million, or 5.0%, to $13.3 million for the six months ended June 30, 2004, compared to $14.0 million for the six months ended June 30, 2003.

    We reported income from operations of $0.8 million for the six months ended June 30, 2004, compared to a loss from operations of $1.2 million for the six months ended June 30, 2003. We reported net income and diluted earnings per share of $0.2 million and $0.01, respectively, for the six months ended June 30, 2004, compared to net loss and diluted loss per share of $(1.6) million and $(0.16), respectively, for the six months ended June 30, 2003. The improvement is the result of the increase in Pharmaceutical revenues. Total weighted average diluted shares outstanding for the six months ended June 30, 2004 and June 30, 2003 were 11,264,974 and 9,740,334, respectively.

    Other Information

    The increase in cash and cash equivalents and the Current portion of indebtedness is attributed to a large payment from one of our major clients that was received on the last day of June 2004, which did not allow adequate time to use the funds to pay down the Current portion of indebtedness. In addition, we received an income tax refund of $0.6 million, and we benefited from a reduction of restricted cash in the amount of $0.1 million under the terms of our Hyattsville, Maryland facility lease agreement.

    "Although I am pleased with the performance of our pharmaceutical marketing business, we still have not completed the reorganization of our medical education business," remarked Shawkat Raslan, Chairman and Chief Executive Officer of Access Worldwide. "We are aggressively working at completing the reorganization as well as recruiting additional senior business development personnel for both our Business Services and Pharmaceutical operations."

    Mr. Raslan continued, "During the second quarter, we successfully opened a new communication center in Maine from which we are currently conducting inbound and outbound customer service programs."

    Richard Lyew, Access Worldwide's Executive Vice President and Chief Financial Officer, commented, "Despite our improving financial performance, we still have more challenges and work ahead of us to achieve the efficiency we are looking for."

    Access Worldwide is an established marketing company that provides a variety of sales, marketing and medical education services. We have developed a client roster that includes companies in the pharmaceutical, telecommunications, financial services, insurance and consumer products industries. Our spectrum of services includes medical education, clinical trial recruitment, patient compliance, multilingual teleservices, product stocking and database management, among others. Headquartered in Boca Raton, Florida, Access Worldwide has over 1,000 employees in offices throughout the United States. More information is available at http://www.awwc.com.

    This press release contains forward-looking statements including statements regarding financial results. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: our ability to continue as a going concern if we are unable to generate cash flow and income from continuing operations; our ability to continue to comply with the financial covenants contained under our debt agreement; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; our ability to successfully operate at capacity our new communication center in Maine; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients and prospects that are able to be served; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and the ability to recruit additional personnel; the volatility of our stock price; and the unpredictability of the outcome of the litigation in which we are involved. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

                              - Tables Follow -



                    Access Worldwide Communications, Inc.
                         Consolidated Balance Sheets

                                             (Unaudited)
                                            June 30, 2004   December 31, 2003
    ASSETS
       Current Assets
          Cash and cash equivalents            $5,084,464          $472,722
          Restricted cash                         122,000           123,000
          Accounts receivable, net             11,368,768        11,069,284
          Unbilled receivables                  1,067,472         1,176,797
          Taxes receivable                         28,979           658,666
          Other assets, net                     1,309,438           950,761

             Total current assets              18,981,121        14,451,230

       Property and equipment, net              3,908,605         3,881,954
       Restricted cash                            589,000           711,000
       Other assets, net                          146,177           434,769

             Total assets                     $23,624,903       $19,478,953

    LIABILITIES, MANDATORILY REDEEMABLE
     PREFERRED STOCK AND
     COMMON STOCKHOLDERS' DEFICIT

       Current Liabilities
          Current portion of indebtedness      $7,031,239        $5,098,999
          Current portion of indebtedness
           - related parties                      352,334           383,334
          Accounts payable and
           accrued expenses                     7,914,989         7,672,764
          Accrued salaries, wages
           and related benefits                 2,023,772         1,347,385
          Deferred revenue                      3,721,331         2,852,628
          Accrued interest and other
           related party expenses                  12,480            13,304

             Total current liabilities         21,056,145        17,368,414

       Long-term portion of indebtedness           78,643            97,768
       Other long-term liabilities                812,988           775,109
       Convertible notes, net                   1,175,402           987,336
       Mandatorily redeemable preferred
        stock, $0.01 par value:
        2,000,000 shares authorized,
        40,000 shares issued
        and outstanding                         4,000,000         4,000,000

             Total liabilities and
              mandatorily redeemable
              preferred stock                  27,123,178        23,228,627

       Commitments and contingencies

       Common stockholders' deficit
          Common stock, $0.01 par value:
           voting 20,000,000 shares
           authorized; 9,893,719 and
           9,740,501 shares issued
           and outstanding                         98,937            97,405
          Additional paid-in capital           65,042,811        64,950,294
          Accumulated deficit                 (68,616,923)      (68,770,973)
          Deferred compensation                   (23,100)          (26,400)

             Total common stockholders'
              deficit                          (3,498,275)       (3,749,674)

          Total liabilities, mandatorily
           redeemable preferred stock and
           common stockholders' deficit       $23,624,903       $19,478,953



                    Access Worldwide Communications, Inc.
              Consolidated Statements of Operations (Unaudited)


                         For the Three Months Ended   For the Six Months Ended
                                  June 30,                   June 30,
                             2004         2003          2004         2003

    Revenues              $13,960,350  $13,962,773   $26,941,212  $26,199,281
    Cost of revenues        7,529,082    9,396,139    15,457,231   17,684,425

    Gross profit            6,431,268    4,566,634    11,483,981    8,514,856

    Selling, general &
     administrative
     expenses               5,667,754    5,459,579    10,653,648    9,915,992

    Amortization expense            -       36,994             -       74,008
    Gain on Extinguishment
     of Debt, Related Party         -     (299,555)            -     (299,555)

    Income (loss)
     from operations          763,514     (630,384)      830,333   (1,175,589)

    Interest expense, net    (334,257)    (255,429)     (676,283)    (409,428)

    Net income (loss)        $429,257    $(885,813)     $154,050  $(1,585,017)

    Basic earnings (loss)
     per common share:
       - Net income
         (loss)                 $0.04       $(0.09)        $0.02       $(0.16)

    Weighted average
     common shares
     outstanding            9,839,312    9,740,501     9,789,907    9,740,334

    Diluted earnings
     (loss) per
     common share:
       - Net income
        (loss)                  $0.04       $(0.09)        $0.01       $(0.16)

    Weighted average
     common shares
     outstanding           11,392,684    9,740,501    11,264,974    9,740,334

SOURCE  Access Worldwide Communications, Inc.